EXHIBIT 4.1

EXECUTION COPY

THE NEWARK GROUP, INC.,

as Issuer

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors

9-3/4% Senior Subordinated Notes due 2014

INDENTURE

Dated as of March 12, 2004

The Bank of New York,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3, 7.8, 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6
(c)	7.6, 13.2
(d)	7.6
314(a)	4.3, 4.4, 13.5
(b)	N.A.
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	13.4
(d)	N.A.
(e)	13.5
(f)	N.A.
315(a)	7.1
(b)	7.5, 13.2
(c)	7.1
(d)	7.1
(e)	6.12
316(a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	N.A.
317(a)(1)	6.8

*	This Cross-Reference Table shall not, for any purpose, be deemed a part of the Indenture.

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Trust Indenture Act Section	Indenture Section
(a)(2)	6.10
(b)	2.4
318(a)	13.1
(b)	N.A.
(c)	13.1

N.A. means not applicable.

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EXHIBITS

Exhibit A		Form of Series A Note

Exhibit B		Form of Series B Note

Exhibit C		Form of Supplemental Indenture in Respect of Guarantee

Exhibit D	(1)	Form of Regulation S Certification

Exhibit D	(2)	Form of Certificate To Be Delivered upon Exchange or Registration of Transfer of Notes

Exhibit E		Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors

Exhibit F		Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit G		Incumbency Certificate

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INDENTURE

INDENTURE dated as of March 12, 2004 among The Newark Group, Inc., a New Jersey corporation (the “Company”), the Guarantors (as defined herein) party hereto from time to time, and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 9-3/4% Senior Subordinated Notes due 2014.

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.	Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Additional Interest” means all additional interest then owing pursuant to Section 2 of the Registration Rights Agreement.

“Additional Notes” means 9-3/4% Senior Subordinated Notes due 2014 issued after the Issue Date pursuant to Article II and in compliance with Section 4.9.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under Section 4.11.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Asset Acquisition” means

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

(1) any Capital Stock of any Restricted Subsidiary; or

(2) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business;

provided, however, that Asset Sales shall not include

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million,

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.1,

(c) disposals or replacements of obsolete equipment in the ordinary course of business,

(d) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries,

(e) any Restricted Payment permitted under Section 4.7 or any Permitted Investment and

(f) the sale, lease, conveyance, disposition or other transfer of the manufacturing facilities and associated real estate and related property and assets owned by the Company and its Subsidiaries on the Issue Date in Gardiner, Maine, Lawrence, Massachusetts, Middletown, Ohio, Stockton, California, Newark, New Jersey, Los Angeles, California, Vancouver, Washington and Greenville, South Carolina to the extent that the Net Cash Proceeds received from such transfers do not exceed $15.0 million with respect to each such facility (and associated real estate and related property and assets) or $25.0 million in the aggregate.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or any Officer of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day in which commercial banking institutions (including, without limitation, the Federal Reserve System) are authorized or required by law to close in New York City.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Certificated Notes” means, collectively, the U.S. Certificated Notes and the Offshore Certificated Notes.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than to a Permitted Holder;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4) any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company, and such Person or Group owns a greater percentage of such aggregate ordinary voting power than the Permitted Holders; or

(5) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning set forth under Section 4.15.

“Change of Control Payment Date” has the meaning set forth under Section 3.9(b).

“Clearstream” shall mean Clearstream Banking, Société Anonyme, Luxembourg.

“Commission” means the Securities and Exchange Commission or any successor agency thereto.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means The Newark Group, Inc., a New Jersey corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter means such successor Person.

“Consolidated EBITDA” means, for any period, the sum (without duplication) of:

(1) Consolidated Net Income for such period; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

(b) Consolidated Interest Expense for such period,

(c) Consolidated Non-cash Charges for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, and

(d) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the four most recent full fiscal quarters (the “Four Quarter Period”) for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of

Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the product of

(a) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period, and

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(a) any amortization of debt discount,

(b) the net costs under Interest Swap Obligations,

(c) all capitalized interest and

(d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains or losses;

(3) the cumulative effect of a change in accounting principles;

(4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5) the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(7) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company (including, without limitation, charges related to the impairment of intangibles) and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereto is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, or such other address as the Trustee may designate from time to time by written notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning set forth under Section 8.3.

“Credit Agreement” means the Credit Agreement dated as of the Issue Date by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder and Wachovia Bank, National Association, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable in whole or in part in global form, the Person specified in Section 2.6 as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Senior Debt” means (1) Indebtedness under or in respect of the Credit Agreement and (2) after the payment in full in cash of all Obligations under the Credit Agreement, any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” by the Company.

“Designation” has the meaning set forth under Section 4.18.

“Designation Amount” has the meaning set forth under Section 4.18.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof.

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means the offer that shall be made by the Company pursuant to the Registration Rights Agreement to exchange Series A Notes for Series B Notes.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17 and FASB Nos. 141 and 142.

“Guarantee” has the meaning set forth in Section 11.1.

“Guarantor” means each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of this Indenture.

“Guarantor Senior Debt” means, with respect to any Guarantor: the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of, or guaranteed by, a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(x) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, costs, expenses and indemnities (and guarantees thereof);

(y) all Interest Swap Obligations (and guarantees thereof); and

(z) all obligations under Currency Agreements (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including,

without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of provisions set forth under Section 4.9 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“incur” has the meaning set forth under Section 4.9.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Interest Swap Obligations and all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time, including, for all purposes of this Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Independent Financial Advisor” means a firm:

(1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc. and PNC Capital Markets, Inc.

“Institutional Accredited Investors” means institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and by its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means March 12, 2004.

“Legal Defeasance” has the meaning set forth under Section 8.2.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the assets sold in the relevant Asset Sale and that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Series A Notes and the Series B Notes, if any, that are issued under this Indenture, as amended or supplemented from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means (a) with respect to any Person that is a corporation, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person and (b) with respect to any other Person, the individuals selected by such Person to perform functions similar to those of the officers listed in clause (a).

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company, who must be either the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer of the Company, that meets the requirements of Sections 13.4 and 13.5. Any such certificate shall comply with the requirements of the TIA and any other requirements set forth in this Indenture.

“Offshore Certificated Notes” means permanent Certificated Notes in registered form in substantially the form set forth in Exhibit A, issued pursuant to Section 2.6 in exchange for interests in the Rule 144A Global Note or the Regulation S Global Note.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Sections 13.4 and 13.5. Any such opinion shall comply with the requirements of the TIA and any other requirements set forth in this Indenture. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Payment Default” means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any or interest on or any other amount payable in connection with Designated Senior Debt (whether at stated maturity, upon acceleration or otherwise).

“Permitted Holder” means any of: (1) Edward K. Mullen and Robert H. Mullen; (2) immediate family members (including spouses and direct descendants) of the Persons described in clause (1) above; (3) any trusts created for the benefit of the Persons described in clause (1) or (2) above or clause (4) below, or any trust for the benefit of any such trust; or (4) in the event of the incompetence or death of any Person described in clause (1) or (2) above, such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, or their respective Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering in an aggregate principal amount not to exceed $175.0 million and any Guarantees thereof;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $150.0 million (with letters of credit deemed to have a principal amount equal to the maximum principal liability thereunder) incurred under this clause (2), less the amount of all required principal payments actually made by the Company in respect of the loans thereunder that were incurred under this clause (2) in accordance with the provisions set forth in Section 4.10 (which, in the case of revolving loans, are accompanied by a corresponding permanent commitment reduction);

(3) other Indebtedness (including, without limitation, Capitalized Lease Obligation and industrial revenue bonds) of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Restricted Subsidiaries in an aggregate amount for all Indebtedness incurred pursuant to this clause (4) not to exceed $10.0 million outstanding at any one time;

(5) Interest Swap Obligations covering Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date or thereafter entered into in the ordinary course of business and not for speculative purposes;

(6) Indebtedness under Currency Agreements outstanding on the Issue Date or thereafter entered into in the ordinary course of business and not for speculative purposes; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided, however, that

(a) if the Company or a Guarantor is the obligor on such Indebtedness and the obligee is not the Company or any Guarantor, such Indebtedness shall be expressly subordinated pursuant to a written agreement to the prior payment in full in cash of all Obligations on, or relating to, the Notes, in the case of the Company, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall constitute the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (7);

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with Section 4.16;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(13) additional Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

(14) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining any particular amount of Indebtedness under Section 4.9, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is permitted to be incurred pursuant to the Coverage Ratio Exception under Section 4.9, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) above, and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes of Section 4.9.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and this Indenture;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $4.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with this Indenture;

(6) other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $10.0 million at any one time outstanding;

(7) Investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

(8) Investments represented by guarantees that are otherwise permitted under this Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10; and

(11) the acquisition by the Company of obligations of one or more officers, directors or employees of the Company or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations.

“Permitted Junior Securities” means equity securities or subordinated debt securities of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are junior or the payment of which is otherwise subordinated, to at least the extent provided in this Indenture with respect to the Notes, to the payment and satisfaction in full in cash of all Senior Debt of the Company at the time outstanding, and to the payment of all securities issued in exchange therefor, to the holders of the Senior Debt at the time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens existing on the Issue Date (including, without limitation, Liens securing industrial revenue bonds) to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing the Notes and Guarantees;

(3) Liens securing Senior Debt (including the Credit Agreement) of the Company or any Restricted Subsidiary that is in existence on the Issue Date or that is incurred in compliance with Section 4.9;

(4) Liens in favor of the Company;

(5) Liens securing Refinancing Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6) Liens for taxes, assessments or governmental charges or claims either

(a) not delinquent or

(b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Restricted Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that

(a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and

(b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(17) Liens securing Indebtedness under Currency Agreements;

(18) Liens securing Acquired Indebtedness incurred in accordance with Section 4.9; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary;

(19) Liens on assets of a Restricted Subsidiary that is not a Guarantor to secure Indebtedness and other obligations of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(20) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(22) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

(24) additional Liens securing Indebtedness not to exceed $15.0 million at any one time.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PORTAL Market” means the Portal Market operated by the National Association of Securities Dealers, Inc. or any successor thereto.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Date” means, with respect to any Note to be repurchased, the date fixed for such repurchase by or pursuant to this Indenture.

“Purchase Money Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

“Purchase Price” means the amount payable for the repurchase of any Note on a Purchase Date, exclusive of accrued and unpaid interest and Additional Interest (if any) thereon to the Purchase Date, unless otherwise specifically provided.

“QIB” means a qualified institutional buyer as defined in Rule 144A under the Securities Act.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Redemption Date” means, with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means the amount payable for the redemption of any Note on a Redemption Date, exclusive of accrued and unpaid interest and Additional Interest (if any) thereon to the Redemption Date, unless otherwise specifically provided.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the Coverage Ratio Exception under Section 4.9 or clause (1) or (3) of the definition of Permitted Indebtedness, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

(2) create Indebtedness with

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

(x) if such Indebtedness being Refinanced is Indebtedness solely of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor, and

(y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date between the Company and the Initial Purchasers.

“Regulation S” means Regulation S as promulgated under the Securities Act.

“Replacement Assets” means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt (which, to the extent the Obligations under the Credit Agreement shall be outstanding at such time, shall be the agent for the Lenders thereunder); provided, however, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with Section 4.18. Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of Section 4.18.

“Revocation” has the meaning set forth under Section 4.18.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Service.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or by such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Senior Debt” means the principal of, premium, if any, and interest (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the documentation governing the applicable Senior Debt, whether or not such interest is an allowed claim in any such proceeding) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the documentation governing the applicable Senior Debt, whether or not such interest is an allowed claim in any such proceeding) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, costs, expenses and indemnities (and guarantees thereof);

(2) all Interest Swap Obligations (and guarantees thereof); and

(3) all obligations under Currency Agreements (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Company to a Subsidiary of the Company;

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by the Company;

(6) that portion of any Indebtedness incurred in violation of this Indenture provisions set forth in Section 4.9 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

“Series A Notes” means the Company’s 9-3/4% Senior Subordinated Notes due 2014.

“Series B Notes” means notes issued by the Company hereunder containing terms identical to the Series A Notes (except (i) that interest thereon shall accrue from the last date on which interest was paid on the Series A Notes or, if no such interest has been paid, from the date of original issuance, (ii) that the legend or legends relating to transferability and other related matters set forth on the Series A Notes, including the Private Placement Legend, shall be removed or appropriately altered and (iii) as otherwise set forth herein), to be offered to Holders of Series A Notes in exchange for Series B Notes pursuant to the Exchange Offer or any exchange offer specified in any registration rights agreement relating to the Additional Notes or to be offered in connection with any issuance of Additional Notes pursuant to a registration statement filed pursuant to the Securities Act.

“Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is by its express terms subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Entity” has the meaning set forth under Section 5.1.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA; provided that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transfer Restricted Security” means a Note that is a restricted security as defined in Rule 144(a)(3) under the Securities Act.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with Section 4.18. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of Section 4.18.

“U.S. Certificated Notes” means permanent U.S. Certificated Notes in registered form in substantially the form set forth in Exhibit A that are offered and sold to Institutional Accredited Investors.

“U.S. Government Obligations” shall mean securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means any U.S. Person as defined in Regulation S.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

Section 1.2.	Other Definitions.

Term	Defined in Section
“Agent Members”	2.6(b)
“Event of Default”	6.1
“Foreign Person”	2.6(c)
“Global Notes”	2.1
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“non-payment default”	10.2(a)
“Paying Agent”	2.3
“Payment Blockage Notice”	10.2(a)
“Permanent Regulation S Global Note”	2.1
“Private Placement Legend”	2.6(h)
“Registrar”	2.3
“Regulation S Global Note”	2.1
“Restricted Payment”	4.7
“Rule 144A Global Note”	2.1
“Temporary Regulation S Global Note”	2.1

Section 1.3.	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture trustee” means the Trustee;

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.4.	Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act, the Exchange Act and the TIA shall be deemed to include substitute, replacement and successor sections or rules adopted by the Commission from time to time.

Section 1.5.	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him or her the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership, on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his or her authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

ARTICLE II.

THE NOTES

Section 2.1.	Form and Dating.

The Series A Notes and the Trustee’s certificate of authentication relating thereto shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A. The Series B Notes shall be substantially in the form of Exhibit B. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent global Note in registered form, substantially in the form set forth in Exhibit A (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the Private Placement Legend. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form set forth in Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the Private Placement Legend and the Temporary Regulation S Global Note Legend in the form set forth in Exhibit A (the “Temporary Regulation S Global Note Legend”). At any time following 40 days after the later of the commencement of the offering of the Notes and the Issue Date, upon receipt by the Trustee and the Company of a duly executed certificate substantially in the form of Exhibit D(1), a single permanent Global Note in registered form substantially in the form set forth in Exhibit A (the “Permanent Regulation S Global Note”, and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note transferred.

The Rule 144A Global Note and the Regulation S Global Note are sometimes referred to herein as the “Global Notes.”

Section 2.2.	Execution and Authentication.

One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time a Note is authenticated, the Note shall nevertheless be valid. This Indenture shall be executed on behalf of each Guarantor listed on Schedule A hereto. Any Restricted Subsidiary that becomes a Guarantor after the date hereof in accordance with Section 4.16 shall execute a Supplement Indenture in the manner set forth in Section 11.8.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee, upon a written order of the Company signed by one Officer of the Company, together with the other documents required by Sections 13.4 and 13.5, shall authenticate (i) Series A Notes for original issue on the Issue Date in the aggregate principal amount not to exceed $175.0 million and (ii) subject to Section 4.9, Additional Notes. The Trustee, upon written order of the Company signed by one Officer of the Company, together with the other documents required by Sections 13.4 and 13.5, shall authenticate Series B Notes; provided that such Series B Notes shall be issuable only upon the valid surrender for cancellation of Series A Notes of a like aggregate principal amount in accordance with the Exchange Offer or an exchange offer specified in any registration rights agreement relating to the Additional Notes or to be offered in connection with any issuance of Additional Notes pursuant to a registration statement filed pursuant to the Securities Act. Such written order of the Company shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Any Additional Notes shall be part of the same issue as the Notes being issued on the Issue Date and will vote on all matters as one class with the Notes being issued on the Issue Date, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers. For the purposes of this Indenture, except for Section 4.9, references to the Notes include Additional Notes, if any.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or with any Affiliate of the Company.

Section 2.3.	Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. At the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest and Additional Interest (if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent ten days prior to the Record Date. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall promptly notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company may act as Paying Agent or Registrar. The Depositary shall, by acceptance of a Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depositary (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes, until such time as the Trustee has resigned or a successor has been appointed. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Corporate Trust Office of the Trustee.

Section 2.4.	Paying Agents to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and of any premium, if any, interest and Additional Interest, if any, on the Notes, and shall promptly notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any money disbursed. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee may serve as Paying Agent for the Notes.

Section 2.5.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company or the Guarantors shall furnish or cause the Registrar to furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, and the Company shall otherwise comply with TIA § 312(a).

Section 2.6.	Transfer and Exchange.

(a) Transfer and Exchange Generally: Book Entry Provisions. Upon surrender for registration of transfer of any Note to the Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.6, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.2. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Registrar, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing. Except as otherwise provided in this Indenture, and in addition to the requirements set forth in the Private Placement Legend, in connection with any transfer of Transfer Restricted Securities any request for transfer shall be accompanied by a certification to the Trustee relating to the manner of such transfer substantially in the form of Exhibit D(2).

(b) Book-Entry Provisions for the Global Notes. The Rule 144A Global Note and Regulation S Global Note initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth in Section 2.6(h).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Rule 144A Global Note or Regulation S Global Note, as the case may be, held on their behalf by the Depositary, or the Trustee as its custodian, or under the Rule 144A Global Note or Regulation S Global Note, as the case may be, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of Rule 144A Global Note or Regulation S Global Note, as the case may be, for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

Transfers of the Rule 144A Global Note and the Regulation S Global Note shall be limited to transfers of such Rule 144A Global Note or Regulation S Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Beneficial interests in the Rule 144A Global Note and the Regulation S Global Note may be transferred in accordance with the applicable rules and procedures of the Depositary and the provisions of this Section 2.6. The registration of transfer and exchange of beneficial interests in the Global Note, which does not involve the issuance of a Certificated Note, shall be effected through the Depositary, in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. The Trustee shall have no responsibility or liability for any act or omission of the Depositary.

At any time (i) the Depositary notifies the Company that the Depositary is unwilling or unable to continue as a Depositary for the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes under this Indenture; then, at the request of the beneficial holder of an interest in the Rule 144A Global Note or Permanent Regulation S Global Note to obtain a Certificated Note, such beneficial holder shall be entitled to obtain a Certificated Note upon written request to the Trustee and the Note Custodian in accordance with the standing instructions and procedures existing between the Note Custodian and Depositary for the issuance thereof. Upon receipt of any such request, the Trustee, or the Note Custodian at the direction of the Trustee, will cause, in accordance with the standing instructions and procedures existing between the Depositary and the Note Custodian, the aggregate principal amount of the Rule 144A Global Note or Permanent Regulation S Global Note, as appropriate, to be reduced by the principal amount of the Certificated Note issued upon such request to such beneficial holder and, following such reduction, the Company will execute and the Trustee will authenticate and deliver to such beneficial holder (or its nominee) a Certificated Note or Certificated Notes in the appropriate aggregate principal amount in the name of such beneficial holder (or its nominee) and bearing such restrictive legends as may be required by this Indenture.

(c) Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to any Institutional Accredited Investor that is not a QIB (other than any Person that is not a U.S. Person as defined under Regulation S, a “Foreign Person”):

(i) the Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) (A) the requested transfer is at least two years after the later of the Issue Date of the Notes and (B) the proposed transferee has certified to the Registrar that the requested transfer is at least two years after last date on which such Note was held by an Affiliate of the Company, or (y) the proposed transferee has delivered to the Registrar (A) a certificate substantially in the form of Exhibit E and (B) such certifications, legal opinions and other information as the Trustee and the Company may reasonably request to confirm that such transaction is in compliance with the Securities Act; and

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the documents, if any, required by clause (i) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Certificated Notes of like tenor and amount.

(d) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to a QIB (other than Foreign Persons):

(i) if the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on a certificate substantially in the form of Exhibit D(2) stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, and the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, upon receipt by the Registrar of the documents referred to in clause (i) and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Certificated Notes or the interest in the Regulation S Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Certificated Notes or decrease the amount of the Regulation S Global Note so transferred.

(e) Transfers of Interests in the Temporary Regulation S Global Note. The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i) the Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note if (x) the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit F stating, among other things, that the proposed transferee is a Foreign Person or (y) the proposed transferee is a QIB and the proposed transferor has checked the box provided for on a certificate substantially in the form of Exhibit D(2) stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents referred to in clause (i)(y) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Temporary Regulation S Global Note to be transferred, and the Trustee, as Note Custodian, shall decrease the amount of the Temporary Regulation S Global Note.

(f) Transfers to Foreign Persons. The following provisions shall apply with respect to any transfer of a Transfer Restricted Security to a Foreign Person:

(i) the Registrar shall register any proposed transfer of a Note to a Foreign Person upon receipt of a certificate substantially in the form of Exhibit F from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Company may reasonably request; and

(ii) (a) if the proposed transferor is an Agent Member holding a beneficial interest in the Rule 144A Global Note or the Note to be transferred consists of Certificated Notes, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or cancel the Certificated

Notes, as the case may be, to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Certificated Notes to be transferred, and the Trustee shall decrease the amount of the Rule 144A Global Note.

(g) The Depositary. The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Note. Initially, the Rule 144A Global Note and the Regulation S Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Note Custodian for Cede & Co.

Notes in Certificated form issued in exchange for all or a part of a Global Note pursuant to this Section 2.6 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Certificated Notes in Certificated form to the persons in whose names such Notes in Certificated form are so registered.

(h) Legends.

(i) Except as permitted by the following paragraphs (ii) and (iii), each Note certificate evidencing Global Notes and Certificated Notes (and all Notes issued in exchange therefor or substitution thereof) shall (x) be subject to the restrictions on transfer set forth in this Section 2.6 (including those set forth in the legend below) unless such restrictions on transfer shall be waived by written consent of the Company, and the Holder of each Transfer Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer and (y) bear the legend set forth below (the “Private Placement Legend”):

THIS NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE WAS ISSUED AND THE OFFERING MEMORANDUM PURSUANT TO WHICH THIS NOTE WAS ORIGINALLY SOLD. THE HOLDER OF THE NOTE WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY A PROPOSED TRANSFEREE OF THE NOTICE OF THE RESALE RESTRICTIONS APPLICABLE TO THE NOTE.

THIS SECURITY MAY NOT BE ACQUIRED OR HELD WITH THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO ERISA, (II) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY, OR (IV) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), UNLESS THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE PURCHASER OR TRANSFEREE, THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY, DOES NOT AND WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA AND/OR SECTION 4975 OF THE CODE OR UNDER ANY PROVISIONS OF SIMILAR LAW. BY ITS ACQUISITION OR HOLDING OF THIS SECURITY, EACH PURCHASER AND TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT THE FOREGOING REQUIREMENTS HAVE BEEN SATISFIED.

(ii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

(a) in the case of any Transfer Restricted Security that is a Certificated Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Certificated Note that does not bear the legend set forth in (i) above and rescind any restriction on the transfer of such Transfer Restricted Security; and

(b) in the case of any Transfer Restricted Security represented by a Global Note, such Transfer Restricted Security shall not be required to bear the legend set forth in (i) above, but shall continue to be subject to the provisions of Section 2.6(b); provided, however, that with respect to any request for an exchange of a Transfer Restricted Security that is represented by a Global Note for a Certificated Note that does not bear the legend set forth in (i) above, which request is made in reliance upon Rule 144, the Holder thereof shall certify in writing to the Registrar that such request is being made pursuant to Rule 144 (such certifications to be substantially in the form of Exhibit D(2)).

(iii) Notwithstanding the foregoing, upon consummation of the Exchange Offer, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate Series B Notes in exchange for Series A Notes accepted for exchange in the Exchange Offer, which Series B Notes shall not bear the legend set forth in (i) above.

(iv) Each Global Note, whether or not a Transfer Restricted Security, shall also bear the following legend on the fact thereof:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(v) Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Note Custodian, the Depositary or by the National Association of Securities Dealers, Inc. in order for the Notes to be tradable on the PORTAL Market or tradable on Euroclear or Clearstream or as may be required for the Notes to be tradable on any other market developed for trading of securities pursuant to Rule 144A or Regulation S under the Securities Act or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or canceled, all Global Notes shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Notes shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or the Note

Custodian, at the direction of the Trustee, to reflect such reduction. In the event of any transfer of any beneficial interest between the Rule 144A Global Note and the Regulation S Global Note in accordance with the standing procedures and instructions between the Depositary and the Note Custodian and the transfer restrictions set forth herein, the aggregate principal amount of each of the Rule 144A Global Note and the Regulation S Global Note shall be appropriately increased or decreased, as the case may be, and an endorsement shall be made on each of the Rule 144A Global Note and the Regulation S Global Note by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction or increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer, fee or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.6 and 9.5).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Certificated Notes and Global Notes issued upon any registration of transfer or exchange of Certificated Notes or Global Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Certificated Notes or Global Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required:

(a) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes for redemption under Section 3.2 and ending at the close of business on the day of such mailing; or

(b) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment of the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of all payments with respect to such Notes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Certificated Notes and Global Notes in accordance with the provisions of Section 2.2.

(viii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Certificated Note or Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(ix) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.7.	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or either the Company or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an authentication order in accordance with Section 2.2, shall authenticate a replacement Note if the Trustee’s requirements for replacement of Notes are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Trustee and the Company each may charge such Holder for their expenses in replacing such Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8.	Outstanding Notes.

The Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee or the Note Custodian in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser for value.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors or by any Affiliate thereof shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver of consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. The Company agrees to notify the Trustee of the existence of any such treasury Notes or Notes owned by the Company, any Guarantor or an Affiliate thereof.

Section 2.10.	Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an authentication order in accordance with Section 2.2, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes, but may have such variations as the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, as soon as practicable upon its receipt of an authentication order, authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or Paying Agent, and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in accordance with the Trustee’s usual procedures. The Trustee shall maintain a record of all canceled Notes. All cancelled Notes shall be delivered to the Company upon written request. Subject to Section 2.7 the Company may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.12.	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest in any lawful manner. The Company may pay the defaulted interest to the persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder, with a copy to the Trustee, a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13.	Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer and subject to Section 2.12, the Company, the Trustee, any Paying Agent, any co-registrar and any Registrar may deem and treat the person in whose name any Note shall be registered upon the register of Notes kept by the Registrar as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of the ownership or other writing thereon made by anyone other than the Company, any co-registrar or any Registrar) for the purpose of receiving all payments with respect to such Note and for all other purposes, and none of the Company, the Trustee, any Paying Agent, any co-registrar or any Registrar shall be affected by any notice to the contrary.

Section 2.14.	CUSIP Numbers.

The Company in issuing the Notes may use a “CUSIP” number, and if so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall notify the Trustee in writing of any change to the CUSIP numbers.

ARTICLE III.

REDEMPTION AND REPURCHASE

Section 3.1.	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the provisions of Section 3.7 or 3.8, it shall furnish to the Trustee, at least 45 days but not more than 60 days before the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee), an Officer’s Certificate setting forth the Section of this Indenture pursuant to which the redemption shall occur, the Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price.

If the Registrar is not the Trustee, the Company shall, concurrently with each notice of redemption or repurchase, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the principal amounts of Notes held by each Holder.

Section 3.2.	Selection of Notes.

In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however:

(1) that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and

(2) that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notice of redemption shall be mailed by first-class mail at least 30 and not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture.

Section 3.3.	Notice of Optional Redemption.

In the event Notes are to be redeemed pursuant to Section 3.7 or 3.8, at least 30 days but not more than 60 days before the Redemption Date, the Company shall send, by first-class mail, a notice of redemption to each Holder whose Notes are to be redeemed in whole or in part, with a copy to the Trustee.

The notice shall identify the Notes or portions thereof to be redeemed (including the CUSIP number, if any) and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and Additional Interest, if any, and, unless the Redemption Date is after a record date and or before the succeeding interest payment date, accrued interest thereon to the Redemption Date;

(f) that, unless the Company defaults in making the redemption payment, interest and any Additional Interest on Notes called for redemption will cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price, any Additional Interest and, unless the Redemption Date is after a record date and on or before the succeeding interest payment date, accrued interest thereon to the Redemption Date upon surrender to the Paying Agent of the Notes redeemed;

(g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portions thereof) to be redeemed, as well as the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h) the section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee shall have agreed to a shorter period), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.4.	Effect of Notice of Redemption.

Once notice of redemption is mailed, Notes or portions thereof called for redemption become due and payable on the Redemption Date at the Redemption Price. Upon surrender to any Paying Agent, such Notes or portions thereof shall be paid at the Redemption Price, plus Additional Interest, if any, and accrued interest to the Redemption Date; provided, however, that installments of interest which are due and payable on or prior to the Redemption Date shall be payable to the Holders of such Notes, registered as such, at the close of business on the relevant record date for the payment of such installment of interest.

Section 3.5.	Deposit of Redemption Price or Purchase Price.

On or before 10:00 a.m. Eastern Time on each Redemption Date or Purchase Date, the Company shall irrevocably deposit with the Trustee or with the Paying Agent money sufficient to pay the aggregate amount due on all Notes to be redeemed or repurchased on that date, including without limitation any accrued and unpaid interest and Additional Interest, if any, to the Redemption Date or Purchase Date. Upon written request by the Company, the Trustee or the Paying Agent shall promptly return to the Company any money not required for that purpose.

Unless the Company defaults in making such payment, interest and any Additional Interest on the Notes to be redeemed or repurchased will cease to accrue on the applicable Redemption Date or Purchase Date, whether or not such Notes are presented for payment. If any Note called for redemption shall not be so paid upon surrender because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the applicable Redemption Date or Purchase Date until such principal is paid, and on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1.

Section 3.6.	Notes Redeemed or Repurchased in Part.

Upon surrender of a Note that is redeemed or repurchased in part, the Company shall issue and the Trustee shall, as soon as practicable, authenticate for the Holder at the expense of the Company a new Note equal in principal amount to portion of the Note surrendered that is not to be redeemed or repurchased.

Section 3.7.	Optional Redemption.

The Company may redeem any or all of the Notes at any time on or after March 15, 2009 at the Redemption Prices set forth in paragraph 5 of the Notes (an “Optional Redemption”). Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

Section 3.8.	Optional Redemption upon Public Equity Offerings.

In the event the Company completes one or more Equity Offerings on or before March 15, 2007, the Company may, at its option, use the net cash proceeds from any such Equity Offering to redeem up to 35% of the original principal amount of the Notes at a Redemption Price equal to 109.75% of the principal amount thereof, together with accrued and unpaid interest and Additional Interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the original principal amount of the Notes issued under this Indenture shall remain outstanding immediately after any such redemption; and provided, further, that the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. Any redemption pursuant to this Section 3.8 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

Section 3.9.	Repurchase upon Change of Control Offer.

In the event that, pursuant to Section 4.15, the Company shall be required to commence a Change of Control Offer, it shall follow the procedures specified below.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. The Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(a) the transaction or transactions that constitute the Change of Control, providing information, to the extent publicly available, regarding the Person or Persons acquiring control, and stating that the Change of Control Offer is being made pursuant to this Section 3.9 and Section 4.15 and that, to the extent lawful, all Notes tendered will be accepted for payment;

(b) the Purchase Price, the last day of the Change of Control Offer Period and the Purchase Date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(c) that any Note not properly tendered or otherwise not accepted for repurchase will continue to accrue interest and Additional Interest, if any;

(d) that, unless the Company defaults in the payment of the amount due on the Change of Control Payment Date, all Notes or portions thereof accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, after the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to the Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(f) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than two business days prior to the Change of Control Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for repurchase, certification numbers if applicable, and a statement that such Holder is withdrawing his election to have the Notes redeemed in whole or in part; and

(g) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the portion of the Notes tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On or before the Change of Control Payment Date, the Company shall to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, together with accrued and unpaid interest and Additional Interest, if any, thereon to the Change of Control Payment Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five business days after the Change of Control Payment Date) mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company in the form of an Officer’s Certificate shall authenticate and mail or deliver (or cause to transfer by book entry) to each relevant Holder a new Note, in a principal amount equal to any unpurchased portion of the Notes surrendered to the Holder thereof; provided that each such new Note shall be in a principal amount of $l,000 or and integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, in each case to the Change of Control Payment Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders pursuant to the Change of Control Offer.

Section 3.10.	Repurchase upon Application of Excess Proceeds.

In the event that, pursuant to Section 4.10, the Company shall be required to commence a Net Proceeds Offer, it shall follow the procedures specified below.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The Net Proceeds Offer shall be made to all Holders. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a) that the Net Proceeds Offer is being made pursuant to this Section 3.10 and Section 4.10;

(b) the Net Proceeds Offer Amount, the Purchase Price and the Purchase Date (which Purchase Date shall not be less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date);

(c) that any Note not properly tendered or otherwise not accepted for repurchase shall remain outstanding and continue to accrue interest and Additional Interest, if any;

(d) that, unless the Company defaults in the payment of the amount due on the Purchase Date, all Notes or portions thereof accepted for repurchase pursuant to the Net Proceeds Offer shall cease to accrue interest and Additional Interest, if any, after the Purchase Date;

(e) that Holders electing to have any Notes repurchased pursuant to any Net Proceeds Offer shall be required to tender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(f) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than two business days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for repurchase, certification numbers if applicable, and a statement that such Holder is withdrawing his election to have such Notes repurchased in whole or in part;

(g) that, to the extent Holders properly tender Notes and holders of Indebtedness of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the aggregate principal amounts of Notes and such other pari passu Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered); and

(h) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the portion of the Notes tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On or before the Purchase Date, the Company shall to the extent lawful, (i) accept for payment, on a pro rata basis in accordance with this Indenture to the extent necessary, the Net Proceeds Offer Amount of (A) Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer and (B) properly tendered other Indebtedness of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees, or if less than the Net Proceeds Offer Amount has been tendered, all Notes and such other pari passu Indebtedness properly tendered, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, plus accrued and unpaid interest and Additional Interest, if any, thereon to the Purchase Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five business days after the Purchase Date) mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company in the form of an Officer’s Certificate shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion to the Holder thereof; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, in each case to the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders to the Net Proceeds Offer.

ARTICLE IV.

COVENANTS

Section 4.1.	Payment of Principal and Interest.

The Company shall duly and punctually pay or cause to be paid the principal, Redemption Price or Purchase Price, if applicable, of, and interest on the Notes on the dates, in the amounts and in the manner provided herein and in the Notes. Principal, Redemption Price, Purchase Price and interest shall be considered paid on the date due if the Paying Agent, if other than the Company, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the aggregate amount then due. The Company shall pay Additional Interest, if any, on the dates, in the amounts and in the manner set forth in the Registration Rights Agreement and in the Notes.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, Redemption Price and Purchase Price at the same rate per annum on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2.	Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3. The Trustee may resign such agency at any time by giving written notice to the Company no later than 30 days prior to the effective date of such resignation.

Section 4.3.	Reports to Holders.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish or make available to the Holders of Notes, with a copy to the Trustee:

(1) beginning with the report for the year ended April 30, 2004, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants;

(2) the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations; and

(3) on or before March 31, 2004, the unaudited consolidated financial results of the Company and its Subsidiaries for the nine and three month periods ended January 31, 2004 and 2003, together with a narrative description of the consolidated results of operations of the Company to include consolidated revenues, EBITDA and earnings.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.4.	Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture in all material respects, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture in all material respects and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (and, if a Default or an Event of Default shall have occurred, describing all such Defaults or Events of Default) of which he or she may have knowledge, and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which, payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event.

The Company shall, so long as any of the Notes are outstanding, deliver to a Responsible Officer of the Trustee, forthwith (and in any event within five Business Days) upon any Officer of the Company becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default.

Section 4.5.	Taxes.

The Company shall pay or discharge, and shall cause each of its Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.6.	Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though such law has not been enacted.

Section 4.7.	Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in the Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to (a) any scheduled final maturity, (b) any scheduled or mandatory repayment or (c) any scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) (other than the exceptions set forth therein) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(A) a Default shall have occurred and be continuing; or

(B) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (a) of Section 4.9; or

(C) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of, without duplication:

(i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the end of the most recent fiscal quarter immediately prior to the Issue Date and on or prior to the end of the most recently ended fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs (treating such period as a single accounting period); plus

(ii) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock of the Company, plus

(iii) without duplication of any amounts included in clause (C)(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(iv) without duplication, an amount equal to the sum of

(x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date and

(y) the consolidated net Investments on the date of Revocation made by the Company or any of its Restricted Subsidiaries in any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with Section 4.18.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of mailing of such notice;

(2) if no Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either

(a) solely in exchange for shares of Qualified Capital Stock of the Company or

(b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either

(a) solely in exchange for shares of Qualified Capital Stock of the Company, or

(b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of

(x) shares of Qualified Capital Stock of the Company or

(y) Refinancing Indebtedness;

(4) if no Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company from directors and officers of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors or officers in an aggregate amount not to exceed $5.0 million in any fiscal year;

(5) if no Default shall have occurred and be continuing, repurchases by the Company in connection with an employee stock ownership program or similar program of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such employees in an aggregate amount not to exceed $7.0 million in any fiscal year (with unused amounts to be available for use in the following fiscal year, but not in any succeeding fiscal year);

(6) if no Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes in connection with an asset sale net proceeds amount offer or Change of Control Offer after complying with Section 4.10 and Section 4.15; and

(7) if no Default shall have occurred and be continuing, Restricted Payments in an aggregate amount since the Issue Date not to exceed $15.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(b), (3)(b)(x), (4), (5) and (7) of the immediately preceding paragraph shall be included in such calculation.

Section 4.8.	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary, in each case, except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) this Indenture, the Notes and the Guarantees;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person’s direct and indirect Subsidiaries);

(e) agreements existing on the Issue Date (other than the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Credit Agreement or an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under this Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect than the provisions contained in the Credit Agreement as in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(i) restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operations of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under this Indenture; and

(j) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and

(d) through (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b) and (d) through (f) above.

Section 4.9.	Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness; provided, however, that the Company or any Subsidiary that is, or concurrently with such incurrence becomes, a Guarantor may incur Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the receipt and application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is (i) greater than 2.00 to 1 if such Indebtedness is incurred on or before April 30, 2006, or (ii) greater than 2.25 to 1 if such Indebtedness is incurred after April 30, 2006. The foregoing proviso is referred to as the “Coverage Ratio Exception.”

(b) Notwithstanding the provisions of the preceding paragraph, the Company will not incur any Indebtedness if such Indebtedness is by its express terms subordinate in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also by its express terms made subordinate in right of payment to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company; provided that Indebtedness shall not be considered subordinate in right of payment solely by reason of being unsecured (or not guaranteed) or being secured (or guaranteed) to a greater or lesser extent.

Section 4.10.	Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company); and

(2) at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided, however, that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (b) any notes or other obligations received by the Company or by any such Restricted Subsidiary from such transferee that are immediately converted by the Company or by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision.

Upon the consummation of an Asset Sale, the Company shall apply, or cause the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(1) to (i) permanently reduce Senior Debt or Guarantor Senior Debt (and to correspondingly reduce commitments if the Senior Debt or Guarantor Senior Debt repaid is revolving credit borrowings), or (ii) permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor,

(2) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”),

(3) to make capital expenditures in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto, or

(4) a combination of prepayment and investment permitted by the foregoing clauses (1), (2) and (3).

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of Notes and other Indebtedness of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees, as the case may be (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent the aggregate principal amount of Notes and other Indebtedness validly tendered and not withdrawn by holders exceeds the Net Proceeds Offer Amount, Notes and other Indebtedness, if any, shall be purchased pro rata based on the aggregate principal amount of tendered Notes and other Indebtedness, if any. The Net Proceeds Offer shall be made in compliance with the applicable procedures set forth in Article III and shall include all instructions and materials necessary to enable Holders to tender their Notes.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $15.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this Section 4.10). In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under this Section 4.10, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10, and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

Notwithstanding the four preceding paragraphs of this Section 4.10, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the four preceding paragraphs of this Section 4.10.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

Section 4.11.	Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than:

(1) Affiliate Transactions permitted under paragraph (b) below; and

(2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million will be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the Company or to the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

(b) The restrictions set forth in Section 4.11(a) shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of our officers, directors, employees or consultants or those of any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;

(3) any agreement or instrument as in effect as of the Issue Date or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors of the Company, not more disadvantageous to the Holders of Notes in any material respect than the original agreement or instrument as in effect on the Issue Date; and

(4) Restricted Payments and Permitted Investments permitted by this Indenture.

Section 4.12.	Limitation on Liens.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens) unless effective provision for securing the Notes or, with respect to Liens on any Guarantor’s property or assets, the Guarantee of such Guarantor, and:

(1) if such Lien secures Indebtedness which is subordinate in right of payment to the Notes or any Guarantee of any Guarantor, as the case may be, any such Lien shall be subordinate to the Lien granted to Holders to the same extent as such Indebtedness is subordinate in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be; and

(2) in all other cases, the Notes or any Guarantees, as the case may be, are secured on at least an equal and ratable basis, except for Permitted Liens.

Section 4.13.	Continued Existence.

Subject to Article V, each of the Company and the Guarantors shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (i) its corporate or other existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company or such Guarantor and (ii) the material rights (charter and statutory), licenses and franchises of the Company or such Guarantor, except to the extent that the applicable Board of Directors determines in good faith that the preservation of such right, license or franchise, or the existence of any such Guarantor, in either case is no longer necessary or desirable in the conduct of the business of the Company or such Guarantor and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.14.	Insurance Matters.

The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company, are adequate and appropriate for the conduct of the business of the Company and its Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be either (i) consistent with past practices of the Company or the applicable Subsidiary or (ii) customary, in the reasonable, good faith opinion of the Company, for corporations similarly situated in the industry, unless the failure to provide such insurance (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

Section 4.15.	Offer to Repurchase upon Change of Control.

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes (a “Change of Control Offer”) at a Purchase Price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Section 4.16.	Future Subsidiary Guarantees.

If (a) any Subsidiary of the Company guarantees any of the Company’s Indebtedness (including under the Credit Agreement) or becomes otherwise obligated with respect to any of the Company’s Indebtedness (including the Company’s obligations under the Credit Agreement) or (b) any Restricted Subsidiary of the Company incurs Indebtedness other than Permitted Indebtedness, then such Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

(2) deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture; provided, however, that to the extent that a Subsidiary is subject to any instrument governing Acquired Indebtedness, as in effect at the time of acquisition thereof, that prohibits such Subsidiary from issuing a Guarantee, such Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Indebtedness.

The Guarantee of such Guarantor will be subordinated to all Indebtedness under the Credit Agreement and all other Senior Debt of each Guarantor to the same extent as the Notes are subordinated to the Senior Debt of the Company.

Section 4.17.	Limitation on Preferred Stock of Restricted Subsidiaries.

The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor.

Section 4.18.	Limitation on Designations of Unrestricted Subsidiaries.

The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Company would be permitted under this Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of:

(a) the fair market value of the Capital Stock of such Subsidiary owned by the Company and its Restricted Subsidiaries on such date and

(b) the aggregate amount of other Investments of the Company and its Restricted Subsidiaries in such Subsidiary on such date; and

(3) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception at the time of Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.7 for all purposes of this Indenture in the Designation Amount. This Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

(1) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); or

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

Section 4.19.	Limitation on Other Senior Subordinated Indebtedness.

The Company will not, and will not cause or permit any Guarantor to, directly or indirectly, incur any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both:

(1) subordinate in right of payment to any Senior Debt of the Company or any Guarantor Senior Debt of such Guarantor, as the case may be; and

(2) senior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

For purposes of this Section 4.19, Indebtedness is deemed to be senior in right of payment to the Notes or a Guarantee, as the case may be, if it is not explicitly subordinated in right of payment to the Senior Debt of the Company or the Guarantor Senior Debt of such Guarantor, as the case may be, to at least the same extent as the Notes or the applicable Guarantee is subordinated to such Senior Debt or Guarantor Senior Debt. This Indenture will not treat unsecured Indebtedness as subordinated or junior to Senior Debt or Guarantor Senior Debt merely because it is unsecured. This Indenture will not treat Senior Debt or Guarantor Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Section 4.20.	Liquidated Damages Notice.

In the event that the Company is required to pay Liquidated Damages to holders of Notes pursuant to the Registration Rights Agreement, the Company will provide written notice (“Liquidated Damages Notice”) to the Trustee of its obligation to pay Liquidated Damages no later than fifteen days prior to the proposed payment date for the Liquidated Damages, and the Liquidated Damages Notice shall set forth the amount of Liquidated Damages to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of Notes to determine the Liquidated Damages, or with respect to the nature, extent, or calculation of the amount of Liquidated Damages owed, or with respect to the method employed in such calculation of the Liquidated Damages.

ARTICLE V.

SUCCESSORS

Section 5.1.	Merger, Consolidation and Sale of Assets.

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless:

(1) either:

(a) the Company will be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) will be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (a) of Section 4.9;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and an officer’s certificate that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.10), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this Section 5.1.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this Section 5.1.

Section 5.2.	Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.1 in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. Thereafter the predecessor Company shall be relieved of all obligations and covenants under this Indenture, except that the predecessor Company in the case of a lease of all or substantially all of its assets will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.1.	Events of Default.

Each of the following constitutes an “Event of Default”:

(a) the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(c) a default in the observance or performance of any other covenant or agreement contained herein which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.1, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $10.0 million or more at any time;

(e) one or more judgments in an aggregate amount in excess of $10.0 million (to the extent not covered by insurance) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f) the Company or any Significant Subsidiary of the Company:

(i) commences a voluntary case under any Bankruptcy Law,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian or receiver of it or for all or substantially, all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief in an involuntary case against the Company or any Significant Subsidiary of the Company,

(ii) appoints a custodian or receiver of the Company or any Significant Subsidiary or for all or substantially all of the property of any of the foregoing, or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) any Guarantee of a Significant Subsidiary required pursuant to this Indenture ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability in writing under its Guarantee required pursuant to this Indenture (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 6.2.	Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.1 with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable. If an Event of Default specified in clause (f) or (g) of Section 6.1 with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of not less than a majority in principal amount of the Notes by written notice to the Company and the Trustee may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal that has become due otherwise than by such declaration of acceleration has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) The Issuer shall provide prompt written notice to the Holders of Senior Debt and Guarantor Senior Debt of any acceleration pursuant to Section 6.2(a).

Section 6.3.	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest or Additional Interest,

if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding, and any recovery or judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4.	Waiver of Existing Defaults.

The Holders of a majority in aggregate principal amount of the Notes may waive any existing Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest or Additional Interest, if any, on any Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.5.	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture that the Trustee reasonably determines may be unduly prejudicial to the rights of other Holders of Notes or that may result in the incurrence of liability by the Trustee and shall be entitled to the benefit of Sections 7.1(c)(iii) and (e).

Section 6.6.	Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7.	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, or premium, if any, interest or Additional Interest, if any, on the Note, on or after the respective due dates thereon (including in connection with an offer to repurchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the written consent of such Holder.

Section 6.8.	Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Interest, if any, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expense, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9.	Notice.

The Company shall provide an Officer’s Certificate to a Responsible Officer of the Trustee promptly upon any such Officer obtaining knowledge of any Default or Event of Default (provided that such Officers shall provide such certification pursuant to Section 4.4 hereof whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Section 6.10.	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents (including accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate) and counsel and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11.	Priorities.

If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, Purchase Price or Redemption Price, if any, and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, Purchase Price, Redemption Price and Additional Interest, if any, and interest, respectively; and

Third: to the Company, the Guarantors or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a special record date and payment date for any payment to Holders of Notes pursuant to this Section 6.11.

Section 6.12.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 shall not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII.

TRUSTEE

Section 7.1.	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture or the TIA against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, without investigation, as to the truth or the statements and the correctness of the opinions expressed therein, upon and statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but need not verify the contents thereof.

However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, 6.4 or 6.5.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this paragraphs (a), (b) and (c) of Section 7.1 and Section 7.2.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, pursuant to the provisions of this Indenture, including, without limitation, Section 6.5, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2.	Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel and Opinions of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficiently evidenced by a written order signed by one Officer of the Company.

(f) The Trustee shall not be charged with knowledge of any Default or Event of Default under Section 6.1 (other than under Section 6.1(a) (subject to the following sentence) or Section 6.1(b)) unless either (i) a Responsible Officer shall have actual knowledge thereof, or (ii) the Trustee shall have received notice thereof in accordance with Section 13.2 from the Company or any Holder of the Notes. The Trustee shall not be charged with knowledge of the Company’s obligation to pay Additional Interest, or the cessation of such obligation, unless the Trustee receives written notice thereof from the Company or any Holder.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3.	Individual Rights of Trustee.

The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of the TIA it must eliminate such conflict within 90 days, or apply (subject to the consent of the Company) to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.4.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.5.	Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after such Event of Default becomes known to the Trustee. Except in the case of a Default in payment on any Note (including the failure to make a mandatory repurchase pursuant hereto), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.6.	Reports by Trustee to Holder of the Notes.

Within 60 days after each February 15 beginning with the February 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or of any delisting thereof.

Section 7.7.	Compensation, Reimbursement and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and the rendering by it of the services required hereunder as shall be agreed upon in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate.

The Company and the Guarantors shall jointly and severally indemnify the Trustee and any predecessor Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees, agents and shareholders), and hold it harmless against, any and all losses, liabilities, claims, damages or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) and reasonable attorneys’ fees and expenses, incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture (including its duties under Section 9.6), including the costs and expenses of enforcing this Indenture or any Guarantee against the Company or a Guarantor (including this Section 7.7) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, damage, claim, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. At the Trustee’s sole discretion, the Company shall defend any claim or threatened claim asserted against the Trustee, with counsel reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense at the Company’s expense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, Redemption Price or Purchase Price of or Additional Interest, if any, or interest on, particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(f) or (g) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

In no event shall the Trustee be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

In no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 7.8.	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian, receiver or public officer takes charge of the Trustee or its property for the purpose of rehabilitation, conversation or liquidation; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the date on which the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction, in the case of the Trustee, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a bona fide holder of a Note or Notes for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Company shall mail a notice of its succession to each Holder of a Note. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9.	Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation that is eligible under Section 7.10, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof (including the District of Columbia) that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50.0 million as set forth in its (or its related bank holding company’s) most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11.	Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1.	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2.	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in clauses (a) through (d) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions that shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(c) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(d) the Legal Defeasance provisions of this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2, notwithstanding the prior exercise of its option under Section 8.3.

Section 8.3.	Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Sections 3.9, 3.10, 4.5, 4.7 through 4.12, 4.13 (except to the extent that it applies to the Company’s existence), and 4.14 through 4.19, both inclusive, and Section 5.1 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes, unless the Company has been advised by its independent public accountants that, under the accounting literature in effect at such time, the Notes must continue to be treated as outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(c) through 6.1(e) and 6.1(h) shall not constitute Events of Default.

Section 8.4.	Conditions to Legal or Covenant Defeasance.

The following are the conditions precedent to the application of either Section 8.2 or 8.3 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants (a copy of which shall be provided to the Trustee), to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States reasonably acceptable to the Trustee shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event or Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that:

(a) the trust funds will not be subject to any rights of holders of senior debt, including, without limitation, those arising under this Indenture; and

(b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

Notwithstanding the foregoing, the Opinion of Counsel required by clauses (2)(a) and (3) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.5.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5 only, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Company) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal or Redemption Price of, and Additional Interest, if any, interest on, the Notes, that such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6.	Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, Redemption Price or Purchase Price of, or Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof as a general creditor, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, at the expense of the Company, shall cause to be published once, in The New York Times and The Wall Street Journal (national editions), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.7.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order of judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Guarantors under this Indenture, and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3, as the case may be; provided, however, that if the Company makes any payment with respect to any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1.	Without Consent of Holders of Notes.

Notwithstanding Section 9.2, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets pursuant to Article V;

(d) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(e) to provide for or confirm the issuance of Additional Notes in accordance with the other provisions of this Indenture;

(f) to add Guarantees with respect to the Notes (including Guarantees pursuant to Section 4.16 and Article X) or to secure the Notes; or

(g) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights hereunder of any Holder of the Notes in any material respect.

Upon the request of the Company, accompanied by a Board Resolution (evidenced by an Officer’s Certificate) (a copy of which shall be provided to the Trustee) authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel in compliance with Section 9.6, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2.	With Consent of Holders of Notes.

Except as provided below in this Section 9.2, the Company and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to Sections 6.2, 6.4 and 6.7, any existing Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises under this Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders; provided that ranking shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest; or

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

No amendment of, or supplement or waiver to this Indenture shall adversely affect the rights of any holders of Senior Debt or Guarantor Senior Debt under the subordination provisions of this Indenture (including any defined terms as used therein) without the consent of each holder of Senior Debt or Guarantor Senior Debt affected thereby.

Upon the written request of the Company accompanied by a Board Resolution (evidenced by an Officer’s Certificate) (a copy of which shall be provided to the Trustee) authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel in compliance with Section 9.6, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.3.	Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.4.	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date, and no such consent shall be valid or effective for more than 120 days after such record date.

Section 9.5.	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6.	Trustee to Sign Amendment, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors approves such amended or supplemental indenture. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive the documents required by Sections 13.4 and 13.5, and, subject to Section 7.1, shall be fully protected in relying upon such documents.

ARTICLE X.

SUBORDINATION

Section 10.1.	Notes Subordinated to Senior Debt.

The payment of all Obligations on or relating to the Notes (including any obligation to repurchase the Notes) will be, to the extent and in the manner provided in this Indenture, subordinated in right of payment to the prior payment in full in cash of all Obligations under the Credit Agreement and all other Senior Debt of the Company (including all Obligations with respect to the Credit Agreement). Notwithstanding the foregoing, payments and distributions made relating to the Notes pursuant to the trust established pursuant to Article VIII shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements established pursuant to Article VIII and did not violate the subordination provisions when they were made.

Section 10.2.	Suspension of Payment When Senior Debt Is in Default.

(a) The Company may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes (other than a payment in the form of Permitted Junior Securities or from the trust described under Article VIII) or acquire any Notes for cash or property or otherwise if:

(1) a Payment Default on any Designated Senior Debt occurs; or

(2) any other default on Designated Senior Debt occurs and is continuing that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (x) with respect to Designated Senior Debt arising under the Credit Agreement, the Agent for the lenders thereunder or (y) with respect to any other Designated Senior Debt, the holders of such Designated Senior Debt (a “non-payment default”).

(b) Payments on and distributions with respect to any Obligations on, or with respect to, the Notes may and shall be resumed:

(1) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived in writing or otherwise ceases to exist; and

(2) in case of a non-payment default, the earliest of (x) the date on which all non-payment defaults are cured or waived in writing or otherwise cease to exist (so long as no other Payment Default has occurred and is continuing), (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which a Responsible Officer of the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until both (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium and interest on the Notes that have come due have been paid in full in cash.

(d) No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or any trustee or agent therefor, giving such Payment Blockage Notice, had knowledge of such default at the time such Payment Blockage Notice was delivered) shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

(e) When the payment blockages described above are no longer in effect, the Company must resume making any and all required payments on the Notes, including any missed payments. If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions, such failure will constitute a Default under this Indenture, and will enable the Holders to accelerate the maturity thereof as described in Section 6.1.

Section 10.3.	Notes Subordinated to Prior Payment of All Senior Debt on Dissolution, Liquidation or Reorganization of the Company.

(a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, assets or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its assets, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on or relating to the Notes, or for the acquisition of any of the Notes for cash or assets or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, assets or securities, to which the Holders or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b) To the extent any payment of Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding sentence) of the Company’s obligation to make any distribution or payment pursuant to any Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Senior Debt in cash, shall have no force or effect for purposes of the subordination provisions contained in this Article X, with any turnover of payments as otherwise calculated pursuant to this Article X to be made as if no such diminution had occurred.

(c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, assets or securities, shall be received by any Holder when such payment or distribution is prohibited by this Section 10.3, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(d) The consolidation of the Company with, or the merger of the Company with or into, another corporation, partnership, trust or limited liability company or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its assets, to another corporation, partnership, trust or limited liability company upon the terms and conditions provided in Article V hereof and as long as permitted under the terms of the Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 10.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Company’s obligations hereunder in accordance with Article V hereof.

Section 10.4.	Payments May Be Made Prior to Dissolution.

Nothing contained in this Article X or elsewhere in this Indenture shall prevent (i) the Company, except under the conditions described in Sections 10.2 and 10.3, from making payments at any time for the purpose of making payments of principal of and interest on the Notes, or from depositing with the Trustee any moneys for such payments, or (ii) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 10.2 or 10.3, the application by the Trustee of any moneys deposited with it for the purpose of making such payments of principal of, and interest on, the Notes to the Holders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable, a Responsible Officer of the Trustee shall have actually received the written notice provided for in Section 10.2(b) or (c) or in Section 10.7 (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Section 10.2 and/or 10.3

(and the respective such payments) shall otherwise be subject to the provisions of Section 10.2 and Section 10.3). The Company shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of the Company, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein.

Section 10.5.	Holders To Be Subrogated to Rights of Holders of Senior Debt.

Subject to the payment in full in cash of all Senior Debt, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, assets or securities of the Company applicable to the Senior Debt until the Notes shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Debt by or on behalf of the Company, or by or on behalf of the Holders by virtue of this Article X, which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be a payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Article X are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Debt, on the other hand.

Section 10.6.	Obligations of the Company Unconditional.

Nothing contained in this Article X or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Debt, and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and any interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Holder of any Note or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, assets or securities of the Company received upon the exercise of any such remedy.

Section 10.7.	Notice to Trustee.

The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes pursuant to the provisions of this Article X, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article X or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until a Responsible Officer of the Trustee shall have received notice in writing from the Company, or from a holder of Senior Debt or a

Representative therefor and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist. The Trustee shall be entitled to conclusively rely on the delivery to it of any notice pursuant to this Section 10.7 to establish that such notice has been given by a holder of Senior Debt (or a trustee thereof).

In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article X, the Trustee may request such Person to furnish evidence to the satisfaction of the Trustee as to the amounts of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article X, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 10.8.	Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Company referred to in this Article X, the Trustee, subject to the provisions of Article VII, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceeding is pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.

Section 10.9.	Trustee’s Relation to Senior Debt.

(a) The Trustee and any agent of the Company or the Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Debt and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder.

(b) With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article X, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt.

Whenever a distribution is to be made or a notice given to holders or owners of Senior Debt, the distribution may be made and the notice may be given to their Representative, if any.

Section 10.10.	Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.

No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article X or the obligations hereunder of the Holders to the holders of the Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt, or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 10.11.	Noteholders Authorize Trustee To Effectuate Subordination of Notes.

Each Holder by its acceptance of them authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Senior Debt and the Holders, the subordination provided in this Article X, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of credits or otherwise) tending towards liquidation of the business and assets of the Company, the filing of a claim for the unpaid balance of its Notes and accrued interest in the form required in those proceedings.

If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Debt or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Debt or their Representative to vote in respect of the claim of any Holder in any such proceeding.

Section 10.12.	This Article X Not To Prevent Events of Default.

The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Article X will not be construed as preventing the occurrence of an Event of Default.

Section 10.13.	Trustee’s Compensation Not Prejudiced.

Nothing in this Article X will apply to amounts due to the Trustee (other than payments of Obligation owing to Holders in respect of Notes) pursuant to other sections of this Indenture.

ARTICLE XI.

GUARANTEE

Section 11.1.	Unconditional Guarantee.

Each Guarantor hereby unconditionally guarantees (such guarantee to be referred to herein as a “Guarantee”), on a senior unsecured basis jointly and severally, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 11.4. Each Guarantor hereby agrees that (to the extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, and action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 11.2.	Subordination of Note Guarantee.

The obligations of each Guarantor under its Note Guarantee pursuant to this Article XI shall be junior and subordinated to the prior payment in full of the Guarantor Senior Debt of such Guarantor in cash or cash equivalents on the same basis as the Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article X.

Section 11.3.	Severability.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.4.	Limitation of Guarantor’s Liability.

Each Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including all of its obligations under or with respect to the Credit Agreement and all Interest Swap Obligations and obligations under Currency Agreements) of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 11.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

Section 11.5.	Release of Guarantor.

(a) The Guarantee of a Guarantor will be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes: (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation), if the Company applies the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of this Indenture; (2) in connection with any sale of all of the Capital Stock of that Guarantor, if the Company applies the Net Cash Proceeds of that sale in accordance with the applicable provisions of this Indenture; (3) if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; (4) upon merger or consolidation of such Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation; or (5) upon the payment in full of the Notes.

In addition, concurrently with any Legal Defeasance or Covenant Defeasance, the Guarantors shall be released from all of their Obligations under their respective applicable Guarantees.

(b) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officer’s Certificate and Opinion of Counsel certifying as to the compliance with this Section 11.5.

Section 11.6.	Contribution.

Each Guarantor that makes a payment or distribution under any Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the Notes in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

Section 11.7.	Waiver of Subrogation.

Until all Obligations are paid in full, each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.7 is knowingly made in contemplation of such benefits.

Section 11.8.	Notation Not Required.

Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

The Company shall cause each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 4.16 to execute and deliver to the Trustee a supplemental indenture substantially in the form set forth in Exhibit C evidencing its Guarantee on the terms and subject to the conditions set forth in this Article XI. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and general principles of equity, whether considered in a proceeding at law or at equity, such supplemental indenture is a valid and binding agreement of such Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with its terms.

Section 11.9.	Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive each such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each such Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE XII.

SATISFACTION AND DISCHARGE

Section 12.1.	Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as set forth below) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.7 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable by the Company under this Indenture; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligations in Sections 2.3, 2.4, 2.6, 2.7, 2.11, 7.7, 7.8, 13.2, 13.3 and 13.4 and the Trustee’s and Paying Agent’s obligations in Section 12.2 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Section 7.7 shall survive.

Section 12.2.	Application of Trust.

All money deposited with the Trustee pursuant to Section 12.1 shall be held in trust and, at the written direction of the Company, be invested prior to maturity in U.S.

Government Obligations, and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1.	Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA or another provision that would be required or deemed under such Act to be part of and govern this Indenture if this Indenture were subject thereto, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 13.2.	Notices.

Any notice or communication by the Company or the Trustee to others is duly given if in writing and delivered in Person or mailed by first class mail (postage prepaid), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

The Newark Group, Inc.

20 Jackson Drive

Cranford, NJ 07016

Attention: Chief Financial Officer

Fax: (908) 276-2888

With a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

Attention: Benedict M. Kohl

Fax: (973) 597-2400

If to the Trustee:

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York, 10286

Attention: Corporate Trust Administration

Fax: (212) 815-5704

The Company or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail (postage prepaid), or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the address receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.3.	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.4.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company and/or any Guarantor to the Trustee to take any action under this Indenture, the Company and/or any Guarantor shall furnish to the Trustee:

(a) an Officer’s Certificate to the effect that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel to the effect that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.5.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.6.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.7.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities law and it is the view of the Commission that such a waiver is against public policy.

Section 13.8.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

THIS INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

Section 13.9.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10.	Successors.

All agreements of the Company in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11.	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12.	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13.	Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14.	Qualification of Indenture.

The Company shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Trustee and the Holders of the Notes) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 13.15.	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

THE NEWARK GROUP, INC.

By:	/s/ Joseph E. Byrne
Name: Joseph E. Byrne
Title: Vice President, Planning and Finance and Treasurer

S-1

THE BANK OF NEW YORK, as Trustee

By:	/s/ Paul Schmalzel
	Name:	Paul Schmalzel
	Title:	Vice President

S-2

EXHIBIT A

FORM OF SERIES A NOTE

(Face of Note)

THE NEWARK GROUP, INC.

9-3/4% SENIOR SUBORDINATED NOTE DUE 2014

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 1

THIS NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND

[1]	To be included only if the Note is issued in global form.

IN ACCORDANCE WITH TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE WAS ISSUED AND THE OFFERING MEMORANDUM PURSUANT TO WHICH THIS NOTE WAS ORIGINALLY SOLD. THE HOLDER OF THE NOTE WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY A PROPOSED TRANSFEREE OF THE NOTICE OF THE RESALE RESTRICTIONS APPLICABLE TO THE NOTE.

THIS SECURITY MAY NOT BE ACQUIRED OR HELD WITH THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO ERISA, (II) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY, OR (IV) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), UNLESS THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE PURCHASER OR TRANSFEREE, THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY, DOES NOT AND WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA AND/OR SECTION 4975 OF THE CODE OR UNDER ANY PROVISIONS OF SIMILAR LAW. BY ITS ACQUISITION OR HOLDING OF THIS SECURITY, EACH PURCHASER AND TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT THE FOREGOING REQUIREMENTS HAVE BEEN SATISFIED.

[Temporary Regulation S Global Note Legend]

BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE RULE 144A GLOBAL NOTE OR THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903 OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED THROUGH THE EUROCLEAR SYSTEM OR CLEARSTREAM BANKING, S.A. AND ONLY (A)(1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S

UNDER THE SECURITIES ACT, (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATIONS GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF SUCH RESALE RESTRICTIONS, IF THEN APPLICABLE.

[Definitive Note Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

THE NEWARK GROUP, INC.

9-3/4% SENIOR SUBORDINATED NOTE DUE 2014

CUSIP No. ________________________
No.	$_________________________________

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

THE NEWARK GROUP, INC., a New Jersey corporation (the “Company,” which term includes any successor corporation under the indenture hereinafter referred to), for value received promises to pay to                                                  , or registered assigns, the principal sum of                      Dollars on March 15, 2014.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

THE NEWARK GROUP, INC.

By:
Name:
Title:

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

(Back of Note)

9-3/4% Senior Subordinated Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) (a) Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 9-3/4% per annum from March 12, 2004 until maturity. The Company will pay interest semi-annually on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time at the same rate per annum on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b) Additional Interest. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated March 12, 2004, among the Company and the Initial Purchasers named therein (the “Registration Rights Agreement”). Capitalized terms used in this paragraph (b) but not defined herein have the meanings assigned to them in the Registration Rights Agreement. Additional Interest will be payable in cash semi-annually on March 15 and September 15 of each year, or if any such date is not a Business Day, on the next succeeding business day. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of Additional Interest, if any, hereon from time to time on demand at the same rate to the extent lawful.

(2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest or Additional Interest, if any, not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Interest Payment Date, and may be paid to the registered Holders at the close of business on a special interest payment date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders not less than 10 days prior to such special interest payment date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price, interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company. Payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest and Additional Interest (if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent ten days prior to the Record Date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or a domestically incorporated wholly-owned subsidiary may act in any such capacity.

(4) Indenture and Guarantees. The Company issued the Notes under an Indenture dated as of March 12, 2004 (as in effect from time to time, the “Indenture”) between the Company, the Guarantors party thereto from time to time and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general obligations of the Company. If any of the terms or provisions contained in the Notes conflict with any of the terms or provisions of the Indenture, those contained in the Indenture shall govern.

(5) Optional Redemption. The Company may redeem the Notes, at the Company’s option, in whole at any time, or in part from time to time, on or after March 15, 2009, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period commencing on March 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Redemption Price
2009	104.875%
2010	103.250%
2011	101.625%
2012 and thereafter	100.000%

If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and reasonable.

(6) Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to March 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the Notes issued under the Indenture at a Redemption Price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest (if any), to the date of redemption, provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and provided, further, that the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed by lot, only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

(7) Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to repurchases of Notes in certain events, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

(8) Notice of Redemption. Subject to the provisions of the Indenture, a notice of redemption will be mailed at least 30 days but not more than 60 days (or in the case of a Change of Control Offer, at least 30 days but not more than 45 days, or in the case of a Net Proceeds Offer, within 30 days) before the applicable redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(9) Repurchase at Option of Holder.

(a) If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a Purchase Price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture; provided that the Company shall not be obligated to make a Change of Control Offer if, no later than the 30th day after the Change of Control, it has mailed an irrevocable notice of redemption for all of the Notes pursuant to the procedures set forth in the Indenture for an Optional Redemption and the Company subsequently has not failed to consummate such Optional Redemption. Upon any failure by the Company to consummate the Optional Redemption for which such irrevocable notice of redemption was given, the Company’s obligation to offer to repurchase Notes shall be reinstated. Within 30 days following any Change of Control, the Company shall send, by first class mail, a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the second paragraph of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the second paragraph of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of

Notes and if the Company so elects, other Indebtedness of the Company that ranks pari passu in right of payment with the Notes (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent the aggregate principal amount of Notes and other Indebtedness validly tendered and not withdrawn by holders exceeds the Net Proceeds Offer Amount, Notes and other Indebtedness, if any, shall be purchased pro rata based on the aggregate principal amount of tendered Notes and other Indebtedness, if any. Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets pursuant to Article V of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any such Holder in any material respect, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

(13) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of principal, Redemption Price or Purchase Price of the Notes when the same becomes due and payable at maturity, upon redemption, repurchase or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) failure by the Company to comply with any covenant contained in the Indenture for 30 days after notice to the Company specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the aggregate principal amount of the Notes outstanding (except in the case of a default referred to in Section 5.1 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) default under certain other agreements relating to Indebtedness of the Company which default (a) is caused by a failure to pay any amount due at the final stated maturity thereof or (b) results in the acceleration of such Indebtedness prior to its express final stated maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a default for failure to pay principal at final stated maturity or the final stated maturity of which has been so accelerated, aggregates $10.0 million or more and such failure shall not have been cured or waived within 20 days thereof; (v) certain final judgments of the Company or any Significant Subsidiary for the payment of money that remain undischarged for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million; (vi) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company; and (vii) a Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor that is a Significant Subsidiary denies its liability, in writing, under its Guarantee (other than by reason of release of a Guarantor in accordance with the Indenture). If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the entire principal amount of, and accrued and unpaid interest and Additional Interest, if any, on the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to payment on any Note) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of, or interest on any Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) Trustee Dealings with Company. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledge of Notes and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

(15) No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) Discharge and Defeasance. If the Company deposits with the Trustee or Paying Agent cash or U.S. Government Obligations sufficient to pay the principal or Redemption Price of, and interest and Additional Interest, if any, on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Company will be discharged from the Indenture, except for certain Sections thereof.

(19) Governing Law. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that such principles are not mandatorily applicable by statute and the application of the law of another jurisdiction would be required thereby. The Company hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any Federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Indenture and the Notes, and irrevocably accept for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Company irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

(20) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase and reliance may be placed only on the other identification numbers placed thereon.

(21) Registration Rights. Pursuant to the Registration Rights Agreement, the Company will be obligated upon the occurrence of certain events to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Series A Note for the Company’s 9-3/4% Senior Subordinated Notes due 2014, Series B, which have been registered under the Securities Act, in like principal amount and having terms identical in all material respects as the Series A Notes. The Holders shall be entitled to receive certain additional interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

(22) Request for Indenture. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

The Newark Group, Inc.

20 Jackson Drive

Cranford, NJ 07016

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

___________________________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)

___________________________________________________________________________________________________________

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                          as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature of Signature Guarantee

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have all or any portion of this Note purchased by the Company pursuant to Section 4.10 (“Net Proceeds Offer”) or Section 4.15 (“Change of Control Offer”) of the Indenture, check the applicable boxes

☐ Net Proceeds Offer:	☐ Change of Control Offer:

in whole ☐	in whole ☐

in part ☐	in part ☐

Amount to be purchased: $________	Amount to be purchased: $________

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Date:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

Social Security Number or Taxpayer Identification Number:

EXHIBIT B

FORM OF SERIES B NOTE

(Face of Note)

THE NEWARK GROUP, INC.

9-3/4% SENIOR SUBORDINATED NOTE DUE 2014

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 2

[2]	To be included only if the Note is issued in global form

THE NEWARK GROUP, INC.

9-3/4% SENIOR SUBORDINATED NOTE DUE 2014

CUSIP No.
No.	$

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

THE NEWARK GROUP, INC., a New Jersey corporation (the “Company,” which term includes any successor corporation under the indenture hereinafter referred to), for value received promises to pay to                                                      , or registered assigns, the principal sum of                      Dollars on March 15, 2014.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:

THE NEWARK GROUP, INC.

By:
Name:
Title:

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK,
as Trustee

By:
Authorized Signatory

(Back of Note)

9-3/4% Senior Subordinated Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 9-3/4% per annum from March 12, 2004 until maturity. The Company will pay interest semi-annually March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time at the same rate per annum on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Interest Payment Date, and may be paid to the registered Holders at the close of business on a special interest payment date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders not less than 10 days prior to such special interest payment date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price, interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any

Paying Agent or Registrar without notice to any Holder. The Company or any domestically incorporated wholly-owned subsidiary may act in any such capacity.

4. Indenture and Guarantees. The Company issued the Notes under an Indenture dated as of March 12, 2004 (as in effect from time to time, the “Indenture”) between the Company, the Guarantors party thereto from time to time and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general obligations of the Company. If any of the terms or provisions contained in the Notes conflict with any of the terms or provisions of the Indenture, those contained in the Indenture shall govern.

5. Optional Redemption. The Company may redeem the Notes, at the Company’s option, in whole at any time, or in part from time to time, on or after March 15, 2009, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period commencing on March 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Redemption Price
2009	104.875%
2010	103.250%
2011	101.625%
2012 and thereafter	100.000%

If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and reasonable.

6. Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to March 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the Notes issued under the Indenture at a Redemption Price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, to the date of redemption, provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and provided, further, that the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed by lot, only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

7. Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to repurchases of Notes in certain events, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

8. Notice of Redemption. Subject to the provisions of the Indenture, a notice of redemption will be mailed at least 30 days but not more than 60 days (or in the case of a Change of Control Offer, at least 30 days but not more than 45 days, or in the case of a Net Proceeds Offer, within 30 days) before the applicable redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Repurchase at Option of Holder.

(a) If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a Purchase Price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase, in accordance with the procedures set forth in the Indenture; provided that the Company shall not be obligated to make a Change of Control Offer if, no later than the 30th day after the Change of Control, it has mailed an irrevocable notice of redemption for all of the Notes pursuant to the procedures set forth in the Indenture for an Optional Redemption and the Company subsequently has not failed to consummate such Optional Redemption. Upon any failure by the Company to consummate the Optional Redemption for which such irrevocable notice of redemption was given, the Company’s obligation to offer to repurchase Notes shall be reinstated. Within 30 days following any Change of Control, the Company shall send, by first class mail, a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the second paragraph of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the second paragraph of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of Notes and if the Company so elects, other Indebtedness of the Company that ranks pari passu in right of payment with the Notes (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent the aggregate principal amount of Notes and other Indebtedness validly tendered and not withdrawn by holders exceeds the Net Proceeds Offer Amount, Notes and other Indebtedness, if any, shall be purchased pro rata based on the aggregate principal amount of tendered Notes and other Indebtedness, if any. Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially of the Company’s assets pursuant to Article V of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any such Holder in any material respect, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal, Redemption Price or Purchase Price of the Notes when the same becomes due and payable at maturity, upon redemption, repurchase or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) failure by the Company to comply with any covenant contained in the Indenture for 30 days after notice to the Company specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the aggregate principal amount of the Notes outstanding (except in the case of a default referred to in Section 5.1 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) default under certain other agreements relating to Indebtedness of the Company which default (a) is caused by a failure to pay any amount due at the final stated

maturity thereof or (b) results in the acceleration of such Indebtedness prior to its express final stated maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a default for failure to pay principal at final stated maturity or the final stated maturity of which has been so accelerated, aggregates $10.0 million or more and such failure shall not have been cured or waived within 20 days thereof; (v) certain final judgments of the Company or any Significant Subsidiary for the payment of money that remain undischarged for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million; (vi) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company; and (vii) a Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor that is a Significant Subsidiary denies its liability, in writing, under its Guarantee (other than by reason of release of a Guarantor in accordance with the Indenture). If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the entire principal amount of, and accrued and unpaid interest on the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to payment on any Note) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of, or interest on any Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Discharge and Defeasance. If the Company deposits with the Trustee or Paying Agent cash or U.S. Government Obligations sufficient to pay the principal or Redemption Price of, and interest and Additional Interest, if any, on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Company will be discharged from the Indenture, except for certain Sections thereof.

19. Governing Law. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that such principles are not mandatorily applicable by statute and the application of the law of another jurisdiction would be required thereby. The Company hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any Federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Indenture and the Notes, and irrevocably accept for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Company irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

The Newark Group, Inc.

20 Jackson Drive

Cranford, NJ 07016

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

__________________________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)

__________________________________________________________________________________________________________

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                                  as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature of Signature Guarantee

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have all or any portion of this Note purchased by the Company pursuant to Section 4.10 (“Net Proceeds Offer”) or Section 4.15 (“Change of Control Offer”) of the Indenture, check the applicable boxes

☐ Net Proceeds Offer:	☐ Change of Control Offer:

in whole ☐	in whole ☐

in part ☐	in part ☐

Amount to be purchased: $________	Amount to be purchased: $________

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Date:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

Social Security Number or Taxpayer Identification Number:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE IN RESPECT OF GUARANTEE

SUPPLEMENTAL INDENTURE, dated as of [                    ] (this “Supplemental Indenture”), among [name of Guarantor[s]] (the “Guarantor[s]”), The Newark Group, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”), and The Bank of New York, a New York banking corporation, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 12, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9-3/4% Senior Subordinated Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that the Company is required to cause the Guarantor[s] to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor[s] shall guarantee the Notes pursuant to [a] Guarantee[s] on the terms and conditions set forth herein and in Article XI of the Indenture;

WHEREAS, [the] [each] Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor[s], the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. [The] [Each] Guarantor hereby agree[s], jointly and severally with [all] [any] other Guarantor[s], fully and unconditionally, to guarantee the Notes and the obligations of the Company under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of its Guarantee, only as and when provided in Section 11.5 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article XI of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR], as Guarantor

By:
Name:
Title:

THE NEWARK GROUP, INC.

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

EXHIBIT D(1)

FORM OF REGULATION S CERTIFICATE

                            ,

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Fax: (212) 815-5704

Attention: Robert McIntyre

Re:	The Newark Group, Inc. (the “Company”)

9-3/4% Senior Subordinated Notes due 2014 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $              principal amount at maturity of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate. Pursuant to Section 2.1 of the Indenture (the “Indenture”) dated as of March 12, 2004 relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S).

Very truly yours,

[Name of Holder]

By:
Authorized Signature

D(1)-1

EXHIBIT D(2)

CERTIFICATE TO BE DELIVERED

UPON EXCHANGE OR REGISTRATION OF TRANSFER OF NOTES

                        ,

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Fax: (212) 815-5704

Attention: Robert McIntyre

Re:	The Newark Group, Inc. (the “Company”)

9-3/4% Senior Subordinated Notes due 2014 (the “Notes”)

Dear Sirs:

This Certificate relates to $              principal amount of Notes held in *             book-entry or *              certificated form by              (the “Transferor”).

The Transferor:*

☐ has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in certificated, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐ has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that Transferor is familiar with the Indenture relating to the above captioned Notes and as provided in Section 2.6 of such Indenture, the transfer of this Note does not require registration under the Securities Act (as defined below) because: *

☐ Such Note is being acquired for the Transferor’s own account, without transfer.

*	Check applicable box

D(2)-1

☐ Such Note is being transferred to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) in reliance on Rule 144A.

☐ Such Note is being transferred to an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in accordance with Regulation D under the Securities Act.

☐ Such Note is being transferred pursuant to an exemption from registration in accordance with Regulation S under the Securities Act.

☐ Such Note is being transferred in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act.

☐ Such Note is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act, other than Rule 144A, 144 or Rule 904 under the Securities Act. An Opinion of Counsel to the effect that such transfer does not require registration under the Securities Act accompanies this Certificate.

Very truly yours,

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Date:

D(2)-2

EXHIBIT E

FORM OF CERTIFICATE TO BE

DELIVERED IN CONNECTION WITH

TRANSFERS TO NON QIB ACCREDITED INVESTORS

                    ,

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Fax: (212) 815-5704

Attention: Robert McIntyre

Re:	The Newark Group, Inc. (the “Company”)

9-3/4% Senior Subordinated Notes due 2014 (the “Notes”)

Dear Sirs:

In connection with our proposed purchase of 9-3/4% Senior Subordinated Notes due 2014 (the “Notes”) of the Company, we confirm that:

We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of March 12, 2004 relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within two years after the original issuance of the Notes, we will do so only (A) to the Company or any Subsidiary thereof, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), (F) in accordance with another exemption from the registration requirements of the Securities Act, or (G) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing

E-1

any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer of sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S

                        ,

The Bank of New York

101 Barclay Street

Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Fax: (212) 815-5704

Attention: Robert McIntyre

Re:	The Newark Group, Inc. (the “Company”)

9-3/4% Senior Subordinated Notes due 2014 (the “Notes”)

Dear Sirs:

In connection with our proposed sale of $             aggregate principal amount at maturity of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended, and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

(3) no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933.

F-1

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

F-2

Exhibit G

FORM OF INCUMBENCY CERTIFICATE

The undersigned,             , being the              of              (the “Company”) does hereby certify that the individuals listed below are qualified and acting officers of the Company as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents to be delivered to, or upon the request of, The Bank of New York, as Trustee under the Indenture dated as of                          , 20    , by and between the Company and The Bank of New York.

Name	Title	Signature
______________________	______________________	____________________
______________________	______________________	____________________
______________________	______________________	____________________

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the              day of             , 20    .

Name:
Title:

G-1